File No. 811-22228

As filed with the Securities and Exchange Commission on April 30, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pre-Effective Amendment No. ___.

Post-Effective Amendment No. ___.

☒ REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY
ACT OF 1940

 Amendment No. 1

PNMAC MORTGAGE OPPORTUNITY FUND, L.P.
(Exact Name of Registrant as Specified in Charter)

27001 AGOURA ROAD, SUITE 350
CALABASAS, CALIFORNIA 91301
 (Address of Principal Executive Offices)

(818) 224-7050
(Registrant's Telephone Number, including Area Code)

JEFF GROGIN, SECRETARY
PNMAC MORTGAGE OPPORTUNITY FUND, L.P.
27001 AGOURA ROAD, SUITE 350
CALABASAS, CALIFORNIA 91301
(Name and Address of Agent for Service)

Copies to:
RICHARD T. PRINS, ESQ.
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
FOUR TIMES SQUARE
NEW YORK, NEW YORK 10036

PNMAC MORTGAGE OPPORTUNITY FUND, L.P.
(the “Fund”)

SUPPLEMENT DATED APRIL 30, 2010 TO THE
PROSPECTUS OF THE FUND DATED NOVEMBER 12, 2008

Effective May 11, 2009, the persons primarily responsible for the day-to-day management of the Fund's portfolio changed.  Accordingly, the following supplements the information that currently appears in Item 9.1.c of the Fund's N-2:

* * *

Portfolio Management

Effective May 11, 2009, James S. Furash resigned from PNMAC Capital Management, LLC (the "Investment Adviser").  Prior to his resignation, Mr. Furash was the Chief Development Officer of the Investment Adviser and was one of the persons who was primarily responsible for the day-to-day management of the Fund's portfolio.  Andrew S. Chang, previously the Chief Fund Administration Officer, was promoted to replace Mr. Furash and assumed the role of Chief Business Development Officer in May 2009.  Mr. Chang has been a member of the Fund's management team since May 2008.

Effective May 11, 2009, Mark P. Suter resigned from the Investment Adviser.  Prior to his resignation, Mr. Suter was the Chief Portfolio Strategy Officer of the Investment Adviser.  Upon Mr. Suter's resignation, David M. Walker, the Chief Credit Officer of the Investment Adviser, assumed oversight of the Fund's Portfolio Strategy organization and activities.  Mr. Walker has been a member of the Fund's management team since May 2008.

* * *

Investors Should Retain This Supplement For Future Use.  The Fund's Prospectus is contained in the Fund's Registration Statement on Form N-2, as filed with the Securities and Exchange Commission on November 12, 2008.

SIGNATURE(S)

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, as of  the 30th day of April 2010.

PNMAC Mortgage Opportunity Fund, L.P.

By:	/s/ Jeff Grogin
	Name:	Jeff Grogin
	Title:	Secretary